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                                                                   EXHIBIT 10.13



              EXECUTIVE EMPLOYMENT, NONCOMPETE AND CONFIDENTIALITY
                                    AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement") entered into this 12th day of May 1998 by and between Louis E. Chappuie (the "Executive") and Maximus Acquisition Corp., a Delaware corporation with a usual place of business in McLean, Virginia, (such corporation, or its successors and assigns, including but not limited to David M. Griffith & Associates, Ltd., the "Corporation").

     WHEREAS, the Corporation desires to employ Executive as its President of David M. Griffith & Associates, Ltd. ("Griffith"); and

     WHEREAS, Executive desires to be so employed by the Corporation at the salary and benefits provided for herein; and

     WHEREAS, Executive acknowledges and understands that during the course of his employment, Executive will become familiar with certain confidential information of the Corporation and Griffith which is exceptionally valuable to the Corporation and Griffith and vital to the success of the business of the Corporation and Griffith; and

     WHEREAS, the Corporation and Executive desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Corporation or Griffith; and

     WHEREAS, Executive acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Corporation and Griffith would be protected, if Executive refrains from competing with the Corporation or Griffith and from soliciting customers and employees during and following the term of this Agreement, and Executive is willing to covenant that he is willing to refrain from such actions.

     NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements set forth hereinafter, the parties hereto hereby agree as follows:

1. SUPERSEDED AGREEMENT. This Agreement supersedes the Employment and Share Purchase Agreement between Griffith and Executive dated April 26, 1997 and any amendments thereto (collectively, the "1997 Agreements"), subject, however, to the provisions of Section 2.2 (iii) hereof.

2.   EMPLOYMENT.

     2.1. DUTIES. The Corporation hereby employs Executive, and Executive hereby accepts such employment, to serve as the President and Director of Griffith. Executive will


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perform such services and duties as are appropriate to such office or delegated to Executive by Raymond Ruddy as President of the Consulting Group of MAXIMUS, Inc., the parent company of the Corporation or by the Board of Directors of MAXIMUS, Inc. During the term of this Agreement, Executive will be a full time employee of the Corporation and will devote such time and attention to the diligent and satisfactory performance of his duties as may be necessary and appropriate to accomplish and complete such duties. Executive will not engage in any activities which would have an adverse effect on the Corporation's reputation, goodwill or business relationships or which would result in economic harm to the Corporation.

     2.2. COMPENSATION.

          (i) SALARY. During the term of Executive's employment hereunder, the Corporation will pay to Executive an annual base salary ("Base Salary") of Three Hundred Thousand Dollars ($300,000.00), payable in equal bimonthly installments as are customary under the Corporation's payroll practices from time to time. Base Salary expressly includes an allowance for automobile lease expenses and for the fringe benefit adjustment that other Griffith employees received to their base salaries as a result of the merger of the Corporation and Griffith on May 7, 1998, which fringe benefit adjustment Executive hereby expressly waives.

          (ii) BONUS. During the term of Executive's employment, the Corporation will pay to Executive a bonus in the amount of One Hundred Twenty Five Thousand Dollars ($125,000.00) payable in equal installments on March 31 and on September 30 of each year; provided, however, that Executive's bonus will be pro rated for the period commencing on the date hereof and ending on September 30, 1998.

          (iii) ADDITIONAL BONUS. It is contemplated by the parties hereto that Performance Compensation provided for in the 1997 Agreement shall be paid by Griffith prior to the date hereof, evidenced by a receipt therefor signed by both parties. In the event that such Performance Compensation is not so paid, the Corporation will pay to Executive an additional bonus in the amount of Two Hundred Thousand Dollars ($200,000.00) on the date that is one year from the date hereof.

          (iv) ADDITIONAL BENEFITS. The Corporation will provide Executive such benefits as are generally provided by the Corporation to its other employees, including but not limited to, health and dental insurance, disability and life insurance, sick days and other employee benefits (collectively, "Other Benefits"), all in accordance with the terms and conditions of the Other Benefits plans, as the same will be amended from time to time.

          (v) WITHHOLDING. All salary, bonus, and other payments described in this Agreement will be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

     2.3. TERM; TERMINATION. Executive's employment pursuant to this Agreement shall commence on the date hereof and shall continue for two (2) years thereafter, provided that this Agreement will terminate:

          (a)  by mutual written consent of the parties; or


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          (b)  upon Executive's death or inability, by reason of physical or mental impairment, to perform substantially all of Executive's duties as contemplated herein for a continuous period of four (4) months or more; or

          (c) by the Corporation for cause, which will mean in the event of Executive's breach of any material duty or obligation hereunder, or intentional or grossly negligent conduct that is materially injurious to the Corporation, as reasonably determined by the Corporation's Board of Directors, or willful failure to follow the reasonable directions of the Corporation's President of the Consulting Group or Board of Directors.

     Upon any termination of employment under this Section 2.3, neither party will have any obligation to the other pursuant to this Section 2, except as set forth in Section 2.2 (iii), but such termination will have no effect on the obligations of the parties under other provisions of this Agreement.

     2.4. EARLY TERMINATION OF EXECUTIVE'S EMPLOYMENT BY THE CORPORATION. If the Corporation terminates this Agreement for any reason other than an event described under Section 2.3, the Corporation shall have post-termination obligations to executive. The post termination obligations shall commence with the date the Corporation terminates Executive's employment and shall run to the date this Agreement would have otherwise terminated by lapse of time or an earlier event described in Section 2.3. The Corporation's post-termination obligations are as follows:

          (i) to pay $425,000.00 per year and a pro rata portion thereof for any partial year;

          (ii) where permitted by the terms of the Other Benefits plans, statute and other pertinent authority, to continue the Executive as a participant in any existing Other Benefit plan on the date of termination and, if such continuation is not permitted, to pay the dollar equivalent benefit under the Other Benefit plan, provided that such payment does not violate pertinent statute or other authority; and

          (iii) to pay to Executive the additional bonus if not earlier paid.

3.   NON-COMPETITION.

     3.1. DEFINITIONS FOR APPLICATION OF THE COVENANT NOT TO COMPETE.

          (a) Restricted Services. The term "Restricted Services" means services rendered by Griffith or the Corporation, including without limitation, all of the following:

          * "A-87" cost allocation plans (or such cost allocation plans as may later replace or supplement such "A-87" cost allocation plans),
          *    user fee and charge studies,
          *    full cost plans,
          *    child support enforcement services,


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          *    environmental consulting,
          *    fleet studies,
          *    state mandated cost claiming,
          *    disaster claiming,
          *    human resource consulting,
          *    productivity studies,
          *    privatization analyses,
          *    university A-21 studies,
          *    management studies,
          *    franchise fee studies,
          *    government studies,
          *    executive search,
          *    revenue maximization studies, and
          *    housing authority consulting.

          (b) Properties. The term "Properties" means tangible and intangible properties of Griffith and the Corporation, including but not limited to, goodwill, trade secrets (including but not limited to each item listed and defined as a trade secret under the Illinois Trade Secrets Act," 765 ILCS 1065/1 ET SEQ.), marketing strategies and confidential information such as client lists, proposal letters, contract forms, and manuals. "Properties" also include, without limitation, all computer software, input forms, source codes, and report formats used, developed, sold or licensed in connection with the rendition of Restricted Services or otherwise sold or used in the business of Griffith or the Corporation.

          (c) Client. The term "Client" means a client of Griffith or the Corporation who within the twenty-one (21) month period ending with the date of a commission of a competitive act under Paragraph 3.2.3 had been invoiced by Griffith or the Corporation or for whom the Corporation or Griffith had performed, or for whom Griffith or the Corporation had an executed contract to perform, or had solicited to perform, any Restricted Services.

     3.2. COVENANTS BY AND RESTRICTIONS ON THE EXECUTIVE.

          3.2.1. BEST EFFORTS TO GUARD CONFIDENTIALITY OF PROPERTIES. Executive covenants and agrees to use the Executive's best efforts and utmost diligence in carrying out Executive's duties and in guarding (through such reasonable precautions required by the Board of Directors or otherwise) the confidentiality of the Properties.

          3.2.2. FORBIDDEN USE OF THE PROPERTIES. Executive further covenants and agrees that he will not, directly or indirectly (as officer, director, proprietor, manager, consultant, employee, partner or shareholder, or in any other capacity), use for himself or others any of the Properties during or at any time after he has completed his duties under this Agreement.

          3.2.3. COVENANT NOT TO COMMIT COMPETITIVE ACTS. The Executive further covenants that, for a period of two (2) years after termination of the Executive's employment for any reason, the Executive will not, directly or indirectly (as officer, director, proprietor, manager,


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consultant, employee, partner or shareholder, or in any other capacity), commit any of the following acts, wherever the Corporation or Griffith renders Restricted Services:

          (i) solicit or perform any Restricted Services for any client, or interfere with any contractual arrangements of any client, of Griffith or the Corporation,

          (ii) solicit or hire any other employee, or any individual who has been an employee, of Griffith or the Corporation within the preceding six calendar months prior to the solicitation or hiring of the employee,

          (iii) develop, sell license or otherwise market computer software which is competitive with any of Griffith or the Corporation's computer software, including without limitation computer software which is developed, sold, licensed or otherwise marketed by Griffith or the Corporation as of the termination of Executive's employment for any reason, except in each such case Executive has received the express written permission of the Corporation.

          3.2.4. RIGHT OF INSPECTION. Executive shall upon demand from the Corporation, make available for inspection at such reasonable times and places as the Corporation may request any of the confidential or other information used directly or indirectly by Executive, solely for the purpose of determining Executive's compliance with the restrictions of this Agreement. The Corporation will not use, adopt or exploit for its own purposes any of the disclosed information.

     3.3. REMEDIES IN THE EVENT OF BREACH. Executive agrees that the remedy at law for any breach by Executive of any of the restrictions of this Section 3 may be inadequate and that the Corporation shall be entitled to injunctive relief. Executive further understands and agrees that in addition to any other remedy available to the Corporation, the Corporation may set off against any amounts due Executive, an amount equal to the gross revenues which Executive, or any entity with which Executive is employed, affiliated or associated, receives or is entitled to receive, from any existing clients (or potential clients with whom a proposal is pending) of Griffith or the Corporation (as the case might
be) during the two-year period provided in this Section 3.

     3.4. DUTY TO INFORM. Executive shall notify any new employer, partner, association or any other firm or corporation actually or potentially in competition with Griffith or the Corporation with whom Executive shall become associated in any capacity whatsoever of the provisions of this Section 3 and Executive agrees that the Corporation may give such notice to such firm, corporation or other person.

     3.5. BUSINESS OPPORTUNITIES: CONFLICTS OF INTEREST; OTHER EMPLOYMENT AND ACTIVITIES OF EXECUTIVE.

          3.5.1. Executive agrees promptly to advise the Corporation of, and provide the Corporation with all opportunity to seek, all business opportunities that reasonably relate to the present business conducted by the Corporation.


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          3.5.2. Executive, in his capacity as an employee of the Corporation, shall not engage in any business with any member of Executive's immediate family or with any person or business entity in which Executive or any member of Executive's immediate family has any ownership interest or financial interest, unless and until Executive has first fully disclosed such interest to the Board of Directors and received written consent from the Board of Directors, signed by the Chairman of such board. As used herein, the term "immediate family" means Executive's spouse, natural or adopted children, parents or siblings and the term "financial interest" means any relationship with such person or business entity that may monetarily benefit Executive or member of Executive's immediate family, including any lending relationship or the guarantying of any obligations of such person or business entity by Executive or member of his immediate family.

          3.5.3. The parties hereto acknowledge and agree that Executive may engage in outside civic, political, social, educational and professional activities and may serve on the boards of directors of other corporations; provided, however, that such activities shall not have priority over or adversely affect or conflict with the business of the Corporation or its clients, or interfere with the mobility of Executive to fulfill Executive's duties to the Corporation as a full-time employee and officer of the Corporation, as conclusively determined by the Board of Directors of the Corporation.

          3.5.4. The parties hereto agree that Executive may, consistent with this Section 3, receive and retain speaking fees, referral fees from business opportunities not accepted by the Corporation, and fees from outside business activities and opportunities of Executive consented to by the Board of Directors of the Corporation.

4.   STOCK RESTRICTIONS.

     4.1. TRANSFERS. Executive may not offer, sell, assign, grant a participation in, pledge or otherwise transfer ("Transfer") any of the Executive's shares of Common Stock of the Corporation (including shares acquired after ale date hereof) (the "Shares") except in compliance with the Securities Act of 1933, as amended (the "Act"), and any applicable state securities laws.

     4.2. IMPROPER TRANSFER.

          4.2.1. Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void and neither the Corporation nor any transfer agent of the Corporation shall register, or otherwise recognize in the Corporation's records, any such improper Transfer.

          4.2.2. Executive shall not enter into any transaction or series of transactions for the purpose or with the effect of, directly or indirectly, denying or impairing the rights or obligations of the Corporation under this Agreement, and any such transaction shall be null and void and, to the extent that such transaction requires any action by the Corporation, it shall not be registered or otherwise recognized in the Corporation's records or otherwise.

     4.3. ACCESS TO RECORDS AND DOCUMENTS. At any time during which Executive is a stockholder and/or a member of the Board of Directors of the Corporation, Executive shall be


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entitled to inspect and copy such records and documents to the extent provided by the Stock Corporation Act of the Commonwealth of Virginia and any other applicable law.

5.   MISCELLANEOUS.

     5.1. NOTICES. All notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt request, to the following

                   If to the Corporation,

                   MAXIMUS, Inc.
                   36 Washington Street, Suite 320
                   Wellesley Hills, MA 02181
                   Attention: Raymond Ruddy


                   If to Executive,

                   884 Gloucester Crossing
                   Lake Forest, IL 60045


Any notice, request, demand or other communication delivered or sent in the foregoing manner shall be deemed given or made (as the case may be) upon the earliest of (l) the date it is actually received, (ii) the business-day after the day on which it is delivered by hand, (iii) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service) or (iv) the third business day after the date on which it is deposited in the United States mail. Either party may change its address by notifying the other party of the new address in any manner permitted by this paragraph. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not affect the date of such notice, election or demand sent in accordance with the foregoing provisions.

     5.2. NO OBLIGATION OF CONTINUED EMPLOYMENT. Except as set forth in Section 2 hereof, Executive understands that this Agreement does not constitute a contract of employment or create an obligation on the part of the Corporation to continue Executive's employment with the Corporation.

     5.3. BENEFIT; ASSIGNMENT. This Agreement shall bind and inure to the benefit of the parties and their respective personal representatives, heirs, successors and assigns, provided this Agreement may not be assigned by either party without the consent of the other except that the Corporation may assign this Agreement in connection with the merger, consolidation or sale of all or substantially all of its business or assets.

     5.4. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.


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     5.5. SEVERABILITY. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

     5.6. WAIVERS. No delay or omission by the Corporation in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Corporation on any occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

     5.7. CAPTIONS. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purpose of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

     5.8. GOVERNING LAW. This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Illinois without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding which either party may commence or resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Illinois (or, if appropriate, a federal court located within Illinois), and Executive hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court by the Corporation. The Section headings are included solely for convenience and shall in no event affect or be used in connection with, the interpretation of this Agreement.

EXECUTIVE HAS READ ALL OF THE PROVISIONS OF THIS AGREEMENT AND EXECUTIVE UNDERSTANDS AND AGREES TO, EACH OF SUCH PROVISIONS. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT MAY AFFECT EXECUTIVE'S RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO EXECUTIVE'S EMPLOYMENT WITH THE CORPORATION.

     5.9. AMENDMENTS. No alterations or additions to this Agreement shall be binding unless in writing and signed by both the parties.

     5.10. GENDERS. Whenever reasonably necessary, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns.

     5.11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one instrument.



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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                    \s\  LOUIS E. CHAPPUIE
                                    ----------------------------------------
                                    Louis E. Chappuie



                                    MAXIMUS ACQUISITION CORP.



                                    \s\  DAVID V. MASTRAN
                                    ----------------------------------------
                                    David V. Mastran
                                    President





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DAVID V. MASTRAN AND RAYMOND RUDDY EXECUTE THIS AGREEMENT FOR THE SOLE PURPOSE
OF AGREEING TO THE FOLLOWING PROVISION ONLY:

     ELECTION OF THE EXECUTIVE AS DIRECTOR. David V. Mastran and Raymond Ruddy, as shareholders of MAXIMUS, Inc., agree to vote their shares of the Common Stock of MAXIMUS, Inc. (and any other shares of MAXIMUS, Inc. over which they exercise control) and take whatever actions are necessary to elect the Executive as a Director of MAXIMUS, Inc. and thereafter continue the Executive in office as a Director for a period of two (2) years from the date hereof.


ACKNOWLEDGED AND AGREED THIS 12th DAY OF MAY, 1998



\s\ DAVID V. MASTRAN                        \s\ RAYMOND RUDDY
--------------------------------            ----------------------------------
David V. Mastran                            Raymond Ruddy




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